Exhibit 99.1

PHH Corporation Announces Fourth Quarter and Full-Year 2013 Results

4Q13 Net Income Attributable to PHH Corporation of $45 million or $0.78 per basic share

Full-Year 2013 Net Income Attributable to PHH Corporation of $135 million or $2.36 per basic share

4Q13 Core Earnings (after-tax)* of $16 million and Core Earnings per Share* of $0.28

Full-Year 2013 Core Loss (after-tax)* of $19 million and Core Loss per Share* of $0.32

Company Exploring Ways to Maximize Shareholder Value Through the Separation or Sale of Fleet Business, Mortgage Business, or Both

•                  Full-year total retail mortgage loan closings of $47.4 billion, up 4% from 2012.  Full-year total mortgage loan closings of $52.4 billion, down 6% from 2012

•                  Total loan servicing portfolio at December 31, 2013, of $226.8 billion, up 23% from $183.7 billion at the end of 2012

•                  Mortgage applications declined 18% sequentially in the fourth quarter to $10.4 billion; interest rate lock commitments (IRLCs) expected to close declined 27% sequentially to $2.1 billion.  Fee-based closings constituted 61% of total closings in 4Q13, up from 58% in 3Q13 and 41% in 4Q12

•                  Total loan margin of 313 bps in 4Q13, a 2 bps decrease from 3Q13 and a 93 bps decrease from 4Q12

•                  2013 Fleet segment profit of $88 million, up from $87 million in 2012

Mt. Laurel, NJ — February 11, 2014 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter and year ended December 31, 2013.

For the quarter ended December 31, 2013, the Company reported net income attributable to PHH Corporation of $45 million or $0.78 per basic share.  For the year ended December 31, 2013, the Company reported net income attributable to PHH Corporation of $135 million or $2.36 per basic share.

Core earnings (after-tax)* and core earnings per share* for the quarter ended December 31, 2013, were $16 million and $0.28, respectively.  Core loss (after-tax)* and core loss per share* for the year ended December 31, 2013, were $19 million and $0.32, respectively.

The results for the quarter ended December 31, 2013, include:

•                  $12 million pre-tax ($0.13 per basic share after tax) in severance costs related to capacity reductions in the Mortgage Production segment.

The results for the year ended December 31, 2013, include:

•                  a $54 million pre-tax loss ($0.57 per basic share after tax) related to the early repayment of Senior notes due 2016,

•                  $22 million pre-tax ($0.23 per basic share after tax) in severance costs related to capacity reductions in the Mortgage Production segment, and

•                  a $21 million pre-tax loss ($0.24 per basic share after tax) related to the termination of an inactive mortgage reinsurance agreement.

The results for the year ended December 31, 2012, include:

•                  a $13 million pre-tax loss ($0.13 per basic share after tax) related to the early repayment of our 2013 medium term notes, and

•                  a $16 million pre-tax loss ($0.18 per basic share after tax) associated with the termination of an inactive mortgage reinsurance agreement.

Tangible book value per share* was $28.15 at December 31, 2013, up 9% from $25.80 at December 31, 2012 and up 3% from $27.33 at September 30, 2013.

The Company has retained J.P. Morgan Securities LLC, Centerview Partners LLC and Kirkland & Ellis LLP to assist in exploring ways to maximize shareholder value through the separation or sale of the Company’s Fleet business, Mortgage business, or both.

Glen A. Messina, president and CEO of PHH Corporation, said, “I’m proud of the meaningful improvements we made across our businesses in 2013 in the face of a challenging environment.  We delivered on our plans to improve our operating efficiency while enhancing our liquidity and strengthening our financial position, which has increased our flexibility to address the challenges and capitalize on the opportunities that lie ahead.”

Messina added, “Our decision to explore a separation or sale of our businesses reflects our determination to maximize shareholder value.  We appreciate the constructive input we have received from Orange Capital and our other shareholders in this regard.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net revenues	$675	$783	$2,842	$2,743
Income before income taxes	61	99	241	87
Net income attributable to PHH Corporation	45	58	135	34

Basic earnings per share attributable to PHH Corporation	$0.78	$1.01	$2.36	$0.60
Diluted earnings per share attributable to PHH Corporation	0.67	0.89	2.06	0.56

Weighted-average common shares outstanding:
Basic shares (in millions)	57.474	56.957	57.357	56.815
Diluted shares (in millions)	66.916	65.082	65.860	61.601

Non-GAAP Results*
Core earnings (loss) (pre-tax)	$14	$65	$(45)	$256
Core earnings (loss) (after-tax)	16	46	(19)	168

Core earnings (loss) per share	$0.28	$0.81	$(0.32)	$2.96

Adjusted cash flow	$97	$148	$351	$563

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Loss

Mortgage Production segment loss in the fourth quarter of 2013 was $45 million, compared to a loss of $22 million in the third quarter of 2013 and a profit of $99 million in the fourth quarter of 2012.  The greater segment loss during the fourth quarter of 2013 compared to the prior quarter was primarily due to continued declines in applications and IRLCs expected to close.  Partially offsetting these declines were reductions in indirect variable expenses related to capacity reduction actions to align capacity with expected origination volumes.  The segment loss in the fourth quarter of 2013 also includes $12 million in severance costs related to further capacity reduction actions.

Mortgage Servicing Segment Profit

Mortgage Servicing segment profit in the fourth quarter of 2013 was $86 million, which included a favorable $50 million market-related fair value adjustment to our MSR, as mortgage interest rates continued an upward trend in the quarter, and a $2 million net derivative loss related to MSRs.  The reduction in MSR value for prepayments and recurring cash flows was $43 million in the fourth quarter of 2013, compared to $63 million in the third quarter of 2013 and $75 million in the fourth quarter of 2012.  The changes in MSR value during the fourth quarter reflect slower expected prepayment speeds as well as the expected resulting extension of MSR cash flows from rising mortgage interest rates.  Fourth quarter of 2013 Mortgage Servicing segment profit also benefited from a $19 million repurchase and foreclosure-related reserve release.

Interest Rate Lock Commitments

IRLCs expected to close of $2.1 billion in the fourth quarter of 2013 declined 27% from the third quarter of 2013 and 66% from the fourth quarter of 2012, primarily reflecting declining demand for refinancings attributable to rising interest rates, a decline in wholesale/correspondent volume and a continued shift in mix toward fee-based production.

Total Loan Margin

Total loan margin on IRLCs expected to close for the fourth quarter of 2013 was 313 bps, a 2 bps decrease from the third quarter of 2013 and 93 bps less than the fourth quarter of 2012.  Margins remained relatively stable in the fourth quarter of 2013, despite continued increases in mortgage interest rates.  Margins generally widen when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity.

Mortgage Closing Volume

Total fourth quarter 2013 mortgage closings were $9.5 billion, down 36% from the third quarter of 2013 and 34% from the fourth quarter of 2012.  Retail closings declined 34% from the third quarter of 2013 and 28% compared to the fourth quarter of 2012.  Retail closings increased to 94% of total closings in the fourth quarter of 2013, reflecting our continued emphasis on our retail channels.  Retail closings represented 90% of total closings for the full-year 2013, in line with our target of 85-90% of total closings.  Fee-based closings continued to trend higher in the fourth quarter of 2013, increasing to 61% of total closings.  This was up from 58% of total closings in the third quarter of 2013 and 41% of total closings in the fourth quarter of 2012.  The increased mix of fee-based closings has adversely affected the profitability of our Mortgage Production segment as the revenue per loan on fee-based closings is generally lower than the revenue per loan on saleable closings.

Unpaid Principal Balance (UPB) of Mortgage Servicing Portfolio

At December 31, 2013, the UPB of our capitalized servicing portfolio was $129.1 billion, down 2% from September 30, 2013, and 8% from December 31, 2012.  These decreases reflect prepayments that remained at an elevated level through the first three quarters of 2013 and were not fully offset by additions from new loan production, as loans closed to be sold declined 29% in 2013, partially due to increases in fee-based closings as a portion of total closings.

At December 31, 2013, the UPB of our total loan servicing portfolio was $226.8 billion, representing a slight decrease from September 30, 2013, and a 23% increase from December 31, 2012.  The year-over-year increase in our total loan servicing portfolio primarily reflects approximately $47 billion of subservicing UPB assumed in the second quarter of 2013, partially offset by the aforementioned decline in the UPB of our capitalized servicing portfolio.

Mortgage Servicing Rights

At December 31, 2013, the book value of our mortgage servicing rights of $1.3 billion was up 25% from the end of 2012 and represented a 99 bps capitalized servicing rate.  During the fourth quarter of 2013, $35 million in MSR value was added from newly-capitalized servicing rights from loans sold, and our MSR value increased by $50 million due to market-related fair value adjustments.  Offsetting such increases was a $43 million decrease in our MSR value in the fourth quarter of 2013 related to prepayments and the receipt of recurring cash flows, representing a decline from $63 million in prepayments and the receipt of recurring cash flows in the third quarter of 2013.  The sequential quarter decline in prepayments and the receipt of recurring cash flows was primarily attributable to a decline in refinancing activity that was driven by rising mortgage interest rates in the fourth quarter.

Repurchase and Foreclosure-related Charges

During the fourth quarter of 2013, repurchase requests from the GSEs were less than anticipated.  As a result, the change in our repurchase and foreclosure-related reserve during the fourth quarter included a reserve release of $19 million and additions to the reserve were solely attributable to new loan sales.  Additions to our repurchase and foreclosure-related reserves during the third quarter of 2013 were solely attributable to new loan sales, and we did not record any repurchase and foreclosure-related charges during the third quarter of 2013.  In the fourth quarter of 2012 repurchase and foreclosure-related charges were $37 million.  We believe the GSEs are complete with substantially all repurchase demands for loans originated prior to 2009.

Total repurchase and foreclosure-related reserves were $142 million at year-end 2013, compared to $180 million at the end of the third quarter of 2013.  As of December 31, 2013, the estimated amount of reasonably possible losses in excess of total repurchase and foreclosure-related reserves was $30 million, a $5 million decrease from the end of the third quarter of 2013, which relates to our estimate of foreclosure-related charges that may not be reimbursed pursuant to government mortgage insurance programs in the event we do not file insurance claims.  Although we believe Fannie Mae and Freddie Mac have completed repurchase requests for pre-2009 origination years, losses associated with government-insured loan foreclosures could persist through 2014 and beyond as loans continue to work through the foreclosure process and we evaluate loans and expenses that may not be eligible for insurance reimbursement.

Fleet Management Services

Segment Profit

In the fourth quarter of 2013, Fleet Management Services segment profit was $22 million, up from $20 million in the fourth quarter of 2012.  The growth in segment profit was primarily due to increases in truck lease syndication and services revenue, as we grew service unit counts in maintenance, fuel and accident management.  Segment profit growth was partially offset by higher cost of goods sold from truck lease syndications and higher operating expenses to support volume growth.

In 2013, Fleet Management Services segment profit was $88 million, up from $87 million in 2012.  Segment profit growth was primarily due to growth in revenue from truck lease syndications and dealerships and lower interest expense as our average cost of borrowing declined.  Segment profit growth was partially offset by higher cost of goods sold from truck lease syndications and higher operating expenses to support volume growth.

Fleet Leasing

Fleet lease income increased $22 million in the fourth quarter of 2013 from the fourth quarter of 2012 and increased $22 million in the year ended 2013 from the year ended 2012, both primarily due to increased truck lease syndication volume.  Net investment in fleet leases at the end of 2013 increased slightly from the end of 2012 while average leased vehicle units declined, reflecting the shift in the mix of our portfolio to more truck and service-type vehicles that have a higher initial capitalized cost.

Fleet Management Fees

Fleet management fees increased $2 million in the fourth quarter of 2013 when compared to the fourth quarter of 2012 primarily due to growth in services units.  Fleet management fees decreased $5 million in 2013 when compared to 2012 primarily due to lower usage of driver training services.

Liquidity Update

Liquidity at December 31, 2013, included $1.2 billion in unrestricted cash and cash equivalents.

As of December 31, 2013, we had no outstanding balances on our unsecured revolving credit facilities or our Canadian secured revolving credit facility.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Wednesday, February 12, 2014, to discuss its fourth quarter and full-year 2013 results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 228-5281 or (913) 312-1430 and using the conference ID 6379559 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Wednesday, February 12, 2014, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through February 27, 2014, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 6379559, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2013

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as

“expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
REVENUES
Mortgage fees	$60	$92	$307	$346
Fleet management fees	45	43	175	180
Net fee income	105	135	482	526
Fleet lease income	372	350	1,386	1,364
Gain on mortgage loans, net	82	247	575	942
Mortgage interest income	11	21	70	91
Mortgage interest expense	(42)	(50)	(185)	(212)
Mortgage net finance expense	(31)	(29)	(115)	(121)
Loan servicing income	124	116	436	449
Change in fair value of mortgage servicing rights	7	(46)	13	(497)
Net derivative loss related to mortgage servicing rights	(2)	(10)	(19)	(5)
Valuation adjustments related to mortgage servicing rights, net	5	(56)	(6)	(502)
Net loan servicing income (loss)	129	60	430	(53)
Other income	18	20	84	85
Net revenues	675	783	2,842	2,743

EXPENSES
Salaries and related expenses	141	157	623	595
Occupancy and other office expenses	17	16	65	59
Depreciation on operating leases	299	304	1,211	1,212
Fleet interest expense	14	16	58	68
Other depreciation and amortization	9	6	33	25
Other operating expenses	134	185	611	697
Total expenses	614	684	2,601	2,656
Income before income taxes	61	99	241	87
Income tax expense (benefit)	17	26	77	(6)
Net income	44	73	164	93
Less: net (loss) income attributable to noncontrolling interest	(1)	15	29	59
Net income attributable to PHH Corporation	$45	$58	$135	$34
Basic earnings per share attributable to PHH Corporation	$0.78	$1.01	$2.36	$0.60
Diluted earnings per share attributable to PHH Corporation	$0.67	$0.89	$2.06	$0.56

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$1,245	$829
Restricted cash, cash equivalents and investments	234	425
Mortgage loans held for sale	834	2,174
Accounts receivable, net	981	797
Net investment in fleet leases	3,653	3,636
Mortgage servicing rights	1,279	1,022
Property and equipment, net	75	79
Goodwill	25	25
Other assets (1)	522	616
Total assets	$8,848	$9,603

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$803	$586
Debt	5,505	6,554
Deferred taxes	685	622
Other liabilities	165	279
Total liabilities	7,158	8,041
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,666	1,526
Noncontrolling interest	24	36
Total equity	1,690	1,562
Total liabilities and equity	$8,848	$9,603

(1)              Includes intangible assets of $29 million and $31 million as of December 31, 2013 and 2012, respectively.

Segment Results

(In millions)

	Fourth Quarter 2013					Fourth Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$60	$—	$45	$—	$105	$135
Fleet lease income	—	—	372	—	372	350
Gain on mortgage loans	82	—	—	—	82	247
Mortgage interest income	10	2	—	(1)	11	21
Mortgage interest expense:
Asset-backed interest expense	(10)	(1)	—	—	(11)	(18)
Allocated interest expense	(18)	(13)	—	—	(31)	(32)
Loan servicing income	—	124	—	—	124	116
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(43)	—	—	(43)	(75)
Market-related (1)	—	50	—	—	50	29
Net derivative loss related to MSRs	—	(2)	—	—	(2)	(10)
Other income	(2)	—	20	—	18	20
Net revenues	122	117	437	(1)	675	783
Salaries and related expenses	93	14	17	17	141	157
Occupancy and other office expenses	8	4	4	1	17	16
Depreciation on operating leases	—	—	299	—	299	304
Fleet interest expense:
Asset-backed interest expense	—	—	15	(1)	14	16
Other depreciation and amortization	3	—	3	3	9	6
Other expenses:
Direct origination expenses	20	—	—	—	20	33
Repurchase and foreclosure-related	—	(19)	—	—	(19)	37
Direct foreclosure and REO expenses	—	12	—	—	12	15
Cost of goods sold	—	—	56	—	56	26
Equipment and software expenses	1	4	1	5	11	8
Professional fees and consulting	6	4	1	20	31	24
Overhead Allocation - IT	14	4	7	(25)	—	—
Overhead Allocation - Other	13	3	5	(21)	—	—
Other	10	5	7	1	23	42
Other expenses	64	13	77	(20)	134	185
Total expenses	168	31	415	—	614	684
(Loss) income before income taxes	(46)	86	22	(1)	$61	$99
Less: loss attributable to noncontrolling interest	(1)	—	—	—
Segment (loss) profit	$(45)	$86	$22	$(1)

(1)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Year Ended December 31, 2013					Year Ended December 31, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$307	$—	$175	$—	$482	$526
Fleet lease income	—	—	1,386	—	1,386	1,364
Gain on mortgage loans	575	—	—	—	575	942
Mortgage interest income	63	9	—	(2)	70	91
Mortgage interest expense:
Asset-backed interest expense	(52)	(7)	—	—	(59)	(80)
Allocated interest expense	(75)	(51)	—	—	(126)	(132)
Loan servicing income (1)	—	436	—	—	436	449
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(263)	—	—	(263)	(274)
Market-related (2)	—	276	—	—	276	(223)
Net derivative loss related to MSRs	—	(19)	—	—	(19)	(5)
Other income	3	—	81	—	84	85
Net revenues	821	381	1,642	(2)	2,842	2,743
Salaries and related expenses	427	53	70	73	623	595
Occupancy and other office expenses	34	13	14	4	65	59
Depreciation on operating leases	—	—	1,211	—	1,211	1,212
Fleet interest expense:
Asset-backed interest expense	—	—	60	(2)	58	66
Allocated interest expense	—	—	—	—	—	2
Other depreciation and amortization	13	1	10	9	33	25
Other expenses:
Direct origination expenses	109	—	—	—	109	125
Repurchase and foreclosure-related	—	7	—	—	7	182
Direct foreclosure and REO expenses	—	61	—	—	61	44
Cost of goods sold	—	—	109	—	109	79
Equipment and software expenses	4	14	1	20	39	35
Professional fees and consulting	25	16	5	61	107	75
Overhead Allocation - IT	54	13	25	(92)	—	—
Overhead Allocation - Other	47	11	23	(81)	—	—
Other (3)	57	35	26	61	179	157
Other expenses	296	157	189	(31)	611	697
Total expenses	770	224	1,554	53	2,601	2,656
Income (loss) before income taxes	51	157	88	(55)	$241	$87
Less: income attributable to noncontrolling interest	29	—	—	—
Segment profit (loss)	$22	$157	$88	$(55)

(1)

Loan servicing income includes a net reinsurance loss of $19 million for the years ended December 31, 2013 and 2012, which includes $21 million and $16 million, respectively of losses on the termination of inactive reinsurance agreements.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(3)

Other includes pre-tax losses of $54 million and $13 million for the years ended December 31, 2013 and 2012, respectively related to the early repayment of a portion of our Senior notes due 2016 during 2013 and our Medium-term notes due 2013 during 2012.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Loans closed to be sold	$3,692	$8,493	(57)%	$25,675	$36,022	(29)%
Fee-based closings	5,814	5,920	(2)%	26,692	19,562	36%
Total closings	$9,506	$14,413	(34)%	$52,367	$55,584	(6)%
Purchase closings	$4,673	$3,958	18%	$19,141	$17,549	9%
Refinance closings	4,833	10,455	(54)%	33,226	38,035	(13)%
Total closings	$9,506	$14,413	(34)%	$52,367	$55,584	(6)%
Retail closings - PLS	$6,810	$8,802	(23)%	$35,136	$31,239	12%
Retail closings - Real Estate	2,147	3,705	(42)%	12,221	14,280	(14)%
Total retail closings	8,957	12,507	(28)%	47,357	45,519	4%
Wholesale/correspondent closings	549	1,906	(71)%	5,010	10,065	(50)%
Total closings	$9,506	$14,413	(34)%	$52,367	$55,584	(6)%
Retail - PLS (in units)	15,977	23,379	(32)%	89,137	89,980	(1)%
Retail - Real Estate (in units)	9,245	14,499	(36)%	50,158	57,033	(12)%
Total retail	25,222	37,878	(33)%	139,295	147,013	(5)%
Wholesale/correspondent (in units)	2,284	8,752	(74)%	22,166	47,462	(53)%
Total closings (in units)	27,506	46,630	(41)%	161,461	194,475	(17)%

Loans sold	$4,004	$8,297	(52)%	$27,242	$36,582	(26)%
Applications	$10,357	$17,302	(40)%	$58,824	$72,390	(19)%
IRLCs expected to close	$2,135	$6,205	(66)%	$15,387	$26,599	(42)%
Total loan margin (in basis points)	313	406	(23)%	344	392	(12)%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Mortgage fees	$60	$92	(35)%	$307	$346	(11)%
Gain on mortgage loans, net	82	247	(67)%	575	942	(39)%
Mortgage net finance expense	(18)	(17)	(6)%	(64)	(66)	3%
Other income	(2)	3	n/m (1)	3	12	(75)%
Net revenues	122	325	(62)%	821	1,234	(33)%
Salaries and related expenses	93	112	(17)%	427	419	2%
Occupancy and other office expenses	8	8	—	34	31	10%
Other depreciation and amortization	3	2	50%	13	7	86%
Other operating expenses	64	89	(28)%	296	302	(2)%
Total expenses	168	211	(20)%	770	759	1%
(Loss) income before income taxes	(46)	114	n/m (1)	51	475	(89)%
Less: net (loss) income attributable to noncontrolling interest	(1)	15	n/m (1)	29	59	(51)%
Segment (loss) profit	$(45)	$99	n/m (1)	$22	$416	(95)%

(1)         n/m —Not meaningful

Mortgage Servicing Segment

($ In millions)

	As of December 31,
	2013	2012	Change
Total loan servicing portfolio	$226,837	$183,730	23%
Number of loans in owned portfolio	824,992	882,591	(7)%
Number of subserviced loans	390,070	132,695	194%
Total number of loans serviced	1,215,062	1,015,286	20%
Capitalized loan servicing portfolio	$129,145	$140,381	(8)%
Capitalized servicing rate	0.99%	0.73%
Capitalized servicing multiple	3.4	2.4
Weighted-average servicing fee (in basis points)	29	30

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Average total loan servicing portfolio	$227,276	$184,521	23%	$210,379	$185,859	13%
Average capitalized loan servicing portfolio	130,178	142,623	(9)%	134,028	146,379	(8)%
Payoffs and principal curtailments of capitalized portfolio	5,114	11,212	(54)%	33,368	38,314	(13)%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Mortgage net finance expense	$(12)	$(11)	(9)%	$(49)	$(53)	8%
Loan servicing income	124	116	7%	436	449	(3)%
Valuation adjustments related to mortgage servicing rights, net	5	(56)	n/m (1)	(6)	(502)	99%
Net revenues	117	49	139%	381	(106)	n/m (1)
Salaries and related expenses	14	9	56%	53	37	43%
Occupancy and other office expenses	4	3	33%	13	10	30%
Other depreciation and amortization	—	—	—	1	—	100%
Other operating expenses	13	72	(82)%	157	309	(49)%
Total expenses	31	84	(63)%	224	356	(37)%
Segment profit (loss)	$86	$(35)	n/m (1)	$157	$(462)	n/m (1)

(1)n/m - Not meaningful

	December 31,
	2013		2012
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance

Portfolio Delinquency(1)
30 days	2.43%	1.82%	2.45%	1.93%
60 days	0.83%	0.62%	0.64%	0.52%
90 or more days	1.08%	0.90%	0.80%	0.70%
Total(2)	4.34%	3.34%	3.89%	3.15%
Foreclosure/real estate owned(3)	2.46%	2.36%	2.05%	1.92%

(1)         Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)         Excluding the subservicing portfolio assumed during 2013, the Company’s total portfolio delinquency and foreclosure/real estate owned based on the number of loans were 3.90% and 1.89%, respectively, and based on the unpaid principal balance were 2.86% and 1.64%, respectively.

(3)         As of December 31, 2013 and 2012, the total servicing portfolio included 24,892 and 17,329 of loans in foreclosure with an unpaid principal balance of $4.7 billion and $3.0 billion, respectively. Excluding the subservicing portfolio assumed during 2013, the Company’s total servicing portfolio included 14,650 of loans in foreclosure with an unpaid principal balance of $2.6 billion.

Fleet Management Services Segment

	Average for the			Average for the
	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
	(In thousands of units)
Leased vehicles	256	260	(2)%	257	265	(3)%
Maintenance service cards	348	322	8%	340	338	1%
Fuel cards	314	309	2%	311	304	2%
Accident management vehicles	316	295	7%	313	307	2%

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
	(In millions)
Fleet management fees	$45	$43	5%	$175	$180	(3)%
Fleet lease income	372	350	6%	1,386	1,364	2%
Other income	20	17	18%	81	73	11%
Net revenues	437	410	7%	1,642	1,617	2%
Salaries and related expenses	17	14	21%	70	62	13%
Occupancy and other office expenses	4	4	—	14	14	—
Depreciation on operating leases	299	304	(2)%	1,211	1,212	—
Fleet interest expense	15	17	(12)%	60	70	(14)%
Other depreciation and amortization	3	2	50%	10	10	—
Other operating expenses	77	49	57%	189	162	17%
Total expenses	415	390	6%	1,554	1,530	2%
Segment profit	$22	$20	10%	$88	$87	1%

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	December 31, 2013		December 31, 2012
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$1,406	1.0%	$424	2.2%
Term notes, in revolving period	700	0.7%	1,593	1.0%
Variable-funding notes	1,358	1.4%	1,415	1.6%
Other	17	5.0%	25	5.1%
Vehicle Management Asset-Backed Debt	3,481		3,457
Secured Canadian credit facility	—	—%	—	—%
Committed warehouse facilities	709	2.1%	1,875	2.0%
Uncommitted warehouse facilities	—	—%	—	—%
Servicing advance facility	66	2.7%	66	2.7%
Mortgage Asset-Backed Debt	775		1,941
Term notes	795	7.3%	732	8.5%
Convertible notes(2)	454	5.0%	424	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	1,249		1,156
Total	$5,505		$6,554

(1)

Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs. Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)

Balance is net of unamortized discounts of $46 million and $76 million as of December 31, 2013 and 2012, respectively. The effective interest rate of the Convertible notes is 13%, which includes the accretion of the discount and issuance costs. Excludes $226 million and $195 million as of December 31, 2013 and 2012, respectively, related to the if-converted value of the 2017 Convertible notes. The conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements. Available capacity under committed borrowing arrangements as of December 31, 2013 consisted of:

			Maximum
	Maximum	Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$700	$700	$—
Variable-funding notes	2,069	1,358	711
Secured Canadian credit facility	118	—	118
Mortgage Asset-Backed Debt:
Committed warehouse facilities	2,289	709	1,580
Unsecured credit facilities(1)	305	—	305

(1)                                 Capacity amount shown reflects the contractual maximum capacity of the facility.  As of December 31, 2013, the available capacity of this facility is $79 million, after applying the borrowing base coverage ratio test.

Capacity for Mortgage asset-backed debt shown above excludes $2.8 billion not drawn under uncommitted facilities, and $179 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Income before income taxes — as reported	$61	$99	$241	$87
Less: net (loss) income attributable to noncontrolling interest	(1)	15	29	59
Segment profit	62	84	212	28
Market-related fair value adjustments (1)	(50)	(29)	(276)	223
Net derivative loss related to MSRs	2	10	19	5
Core earnings (loss) (pre-tax)	$14	$65	$(45)	$256

Net income attributable to PHH Corporation — as reported	$45	$58	$135	$34
Market-related fair value adjustments, net of taxes (1)(2)	(31)	(18)	(166)	131
Net derivative loss related to MSRs, net of taxes(2)	2	6	12	3
Core earnings (loss) (after-tax)	$16	$46	$(19)	$168

Basic earnings per share attributable to
PHH Corporation — as reported	$0.78	$1.01	$2.36	$0.60
Market-related fair value adjustments, net of taxes (1)(3)	(0.52)	(0.31)	(2.88)	2.31
Net derivative loss related to MSRs, net of taxes(3)	0.02	0.11	0.20	0.05
Core earnings (loss) per share	$0.28	$0.81	$(0.32)	$2.96

(1)                                 Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)                                 For the three months and year ended December 31, 2013, an incremental effective tax rate of 40% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 41% for the three months and year ended December 31, 2012.

(3)                                 Basic weighted-average shares outstanding of 57.474 million and 56.957 million for the three months ended December 31, 2013 and 2012, respectively and 57.357 million and 56.815 million for the years ended December 31, 2013 and 2012, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Fourth Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment (loss) profit	$(45)	$86	$22	$(1)
Market-related fair value adjustments(1)	—	(50)	—	—
Net derivative loss related to MSRs	—	2	—	—
Core (loss) earnings	$(45)	$38	$22	$(1)

	Fourth Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$99	$(35)	$20	$—
Market-related fair value adjustments(1)	—	(29)	—	—
Net derivative loss related to MSRs	—	10	—	—
Core earnings (loss)	$99	$(54)	$20	$—

(1)                                 Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Year Ended December 31, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$22	$157	$88	$(55)
Market-related fair value adjustments(1)	—	(276)	—	—
Net derivative loss related to MSRs	—	19	—	—
Core earnings (loss)	$22	$(100)	$88	$(55)

	Year Ended December 31, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$416	$(462)	$87	$(13)
Market-related fair value adjustments(1)	—	223	—	—
Net derivative loss related to MSRs	—	5	—	—
Core earnings (loss)	$416	$(234)	$87	$(13)

(1)                                 Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net increase in Cash and cash equivalents	$90	$152	$416	$415
Adjustments:
Decrease (increase) in unsecured borrowings	8	—	(62)	153
Issuances of common stock	(1)	(4)	(3)	(5)
Adjusted cash flow	$97	$148	$351	$563

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	December 31,
	2013	2012
PHH Corporation stockholders’ equity — as reported	$1,666	$1,526
Goodwill	(25)	(25)
Intangible assets	(29)	(31)
Tangible book value	$1,612	$1,470
Common shares issued and outstanding	57,265,517	56,975,991
Tangible book value per share	$28.15	$25.80